Exhibit 10.1

AMENDMENT AGREEMENT

This Amendment Agreement (“Agreement”), dated as of January 4, 2021, is made by and between JGB Capital, LP, JGB Partners, LP, JGB Plymouth Rock LLC and JGB Capital Offshore Ltd. (collectively, the “Holders” and each a “Holder”), NewAge, Inc., a Washington corporation (the “Company”), JGB Collateral, LLC, a Delaware limited liability company (the “Agent”), as agent for the Holders, and each entity executing this Agreement as a Guarantor.

WHEREAS, the Holders and the Company entered into a Securities Purchase Agreement dated as of November 30, 2020 (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its provisions, the “Purchase Agreement” and capitalized terms used herein but not otherwise defined herein shall have the respective meanings given such terms in the Purchase Agreement), whereby the Company issued to the Holders, and the Holders acquired from the Company, 8% Original Issue Discount Senior Secured Notes, in the aggregate original principal amount of $32,432,000 (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its provisions, collectively the “Notes” and each a “Note”);

WHEREAS, pursuant to Section 2.4(g) of the Purchase Agreement the Company is required to have delivered the Ariix Financial Statements to the Holders by January 4, 2021;

WHEREAS, the Company has failed to so deliver the Ariix Financial Statements to the Holders by such date; and

WHEREAS, the Holders and the Agent are willing to amend the Purchase Agreement in order to extend the deadline for the delivery of the Ariix Financial Statements from January 4, 2021, until January 31, 2021.

NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Certain Reaffirmations and Reconfirmation of Security Interests and Guaranty.

(a) The Purchase Agreement, Notes, Security Documents and the other Transaction Documents are legal, valid, binding and enforceable against the Company and each Guarantor a party thereto in accordance with their respective terms. The terms of the Transaction Documents remain unchanged, except as modified pursuant to this Agreement. Each reference to the Purchase Agreement in the Transaction Documents shall mean the Purchase Agreement as modified hereby.

(b) The Company’s and each Guarantor’s respective obligations under the Transaction Documents are not subject to any setoff, deduction, claim, counterclaim or defenses of any kind or character whatsoever.

(c) Holders and Agent have valid, enforceable and perfected security interests in and liens on the Collateral described in the Security Agreement, as to which there are no setoffs, deductions, claims, counterclaims, or defenses of any kind or character whatsoever.

(d) Nothing herein shall impair or limit the continuation of the liens and security interests granted to the Holders and/or the Agent under the Security Agreement or the other Security Documents, which liens are continued in full force and effect pursuant to and as provided therein. The Company and each Guarantor acknowledges the continuing existence and priority of all liens and security interests granted, conveyed, and assigned pursuant to the Security Documents in accordance with the terms thereof, and agrees to perform such acts and duly authorize, execute, acknowledge, deliver, file, and record such additional documents and certificates as the Holders or the Agent request in order to perfect, preserve, and protect such liens and security interests.

(e) Each Guarantor acknowledges this Agreement and ratifies and confirms that Article 5 of the Purchase Agreement is not released, diminished, impaired, reduced, or otherwise adversely affected by this Agreement and continues to guarantee and assure the full payment and performance of all present and future obligations of the Company under the Notes and the other Transaction Documents.

(f) The Holders and the Agent have fully and timely performed all of their obligations and duties in compliance with the Transactions Documents and applicable law, and have acted reasonably, in good faith, and appropriately under the circumstances.

2. Amendment. With effect commencing on the Effective Date, Section 2.4(g) of the Purchase Agreement is amended by replacing the reference to “January 4, 2021” therein with “January 31, 2021.” For the avoidance of doubt, and without limiting Section 2.4(g) of the Purchase Agreement as amended hereby, the failure of the Company to deliver the Ariix Financial Statements to the Holders and the Agent by January 31, 2021, shall be an immediate Event of Default under the Notes.

3. Representations and Warranties. The Company and each Guarantor represents and warrants, severally and jointly, to the Holder that:

(a) Authorization; Enforcement. The Company and each Guarantor has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The execution and delivery of this Agreement by the Company and each Guarantor and the consummation by each of them of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and each such Guarantor and no further action is required by the Company or any Guarantor in connection herewith. This Agreement has been (or upon delivery will have been) duly executed by the Company and each Guarantor and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company and each Guarantor enforceable against them in accordance with its terms, except as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally.

(b) No Conflicts. The execution, delivery and performance by the Company and each Guarantor of this Agreement and the consummation by each of them of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the Company’s or any such Guarantor’s certificate or articles of incorporation, bylaws or other organizational or charter documents, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Guarantor, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, securities purchase agreement, debt or other instrument (evidencing a Company or Guarantor Indebtedness or otherwise) or other understanding to which the Company or any Guarantor is a party or by which any property or asset of the Company or any Guarantor is bound or affected, or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or Governmental Authority to which the Company or a Guarantor is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Guarantor is bound or affected.

(c) Absence of Defaults. After giving effect to the amendment to the Purchase Agreement contemplated by this Agreement, no Event of Default has occurred or is continuing. The Company and each Guarantor have complied in all material respects with their respective obligations under the Transaction Documents.

(d) Absence of Material Adverse Effect. Since November 30, 2020, there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect.

(e) Representations and Warranties in Transaction Documents. The representations and warranties set forth in each Transaction Document shall, in each case, be true and correct in all respects with the same effect as made on the Effective Date (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), in each case, except as set forth in the SEC Reports.

4. Conditions Precedent. This Agreement shall become effective upon the date (the “Effective Date”) on which the Holders and the Agent shall have received:

(a) this Agreement, duly executed and delivered by the Company and each Guarantor; and

(b) 400,000 shares of Common Stock issued to the Holders in such denominations as the Holders shall request (the “Shares”).

5. The Shares. The Company agrees that the Shares shall be deemed to be, and included in, “Commitment Shares” for purposes of Section 4.1(b) and Section 4.1(c) of the Purchase Agreement.

6. Transaction Documents. The parties hereto agree that this Agreement is a Transaction Document. In addition, all references in the Transaction Documents to the Purchase Agreement shall be deemed to mean the Purchase Agreement as amended hereby.

7. No Modification. Except as expressly set forth in this Agreement, nothing contained in this Agreement shall be deemed or construed to amend, supplement or modify the Purchase Agreement, the Notes or the other Transaction Documents or otherwise affect the rights and obligations of any party thereto, all of which remain in full force and effect.

8. Successors and Assigns; Survival. This Agreement shall inure to the benefit of and be binding upon each of the parties hereto, and each of their respective successors and assigns. The representations and warranties of the Company and the Guarantors shall survive the consummation of the transactions contemplated by this Agreement.

9. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. The parties agree that the state and federal courts located in New York County, New York shall have exclusive jurisdiction over any action, proceeding or dispute arising out of this Agreement and the parties submit to the personal jurisdiction of such courts.

10. Counterparts. This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same agreement, and any party hereto may execute this Agreement by signing and delivering one or more counterparts. Delivery of an executed counterpart of this Agreement electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Agreement.

11. Disclosure. The Company will disclose the material terms of this Agreement and the transactions contemplated hereby by not later than 5:30 p.m. (New York City time) on January 4, 2021, by means of a Current Report on Form 8-K (in either case, a “Report”) filed with the Commission. The Report shall include this Agreement as an exhibit. The Company and Holders shall consult with each other in preparing any such Report. From and after the filing of the Report with the Commission, the Company acknowledges and agrees that the Holders shall not be in possession of any material, nonpublic information furnished by the Company, any of its Subsidiaries or any of their respective officers or directors or otherwise on the Company’s behalf.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY:

NEWAGE, INC.		Address for Notice:

By:	/s/ Greg Gould	Email: Greg_Gould@newage.com
Name:	Greg Gould
Title:	Chief Financial Officer

With a copy to (which shall not constitute notice):

Jeffrey A. Sherman

Partner

jeff.sherman@faegredrinker.com

Connect: vCard / LinkedIn

+1 303 607 3666 direct / +1 303 877 3383 mobile

Faegre Drinker

1144 15th Street, Suite 3400

Denver, Colorado 80202, USA

GUARANTORS:

Address for Notice:

2420 17th Street, Suite 220

Denver, CO 80202

Email: GGould@newage.com

With a copy to (which shall not constitute notice):

Jeffrey A. Sherman, Partner

Email: jeff.sherman@faegredrinker.com

Faegre Drinker

1144 15th Street, Suite 3400

Denver, Colorado 80202, USA

Ariel Merger Sub 2, LLC

Morinda Magyarorszag KFT (Hungary)

Morinda Hong Kong Limited

Morinda Sweden AB

Morinda Norway AS

Morinda International (Australia) PTY Ltd.

Morinda Singapore PTE. Ltd.

Morinda Korea, Inc.

By:	/s/ Brent D. Willis
Name:	Brent D. Willis

As Manager of Ariel Merger Sub 2, LLC
As Managing Director of Morinda Magyarorszag KFT (Hungary)
As Authorized Signatory of Morinda Hong Kong Limited
As Director of Morinda Sweden AB and Morinda Norway AS
As Director of Morinda International (Australia) PTY Ltd. and Morinda Singapore PTE. Ltd.
As President of Morinda Korea, Inc.

NABC, Inc.

NABC Properties, LLC

Morinda Holdings, Inc.

Morinda JAPAN GK

PT Tahitian Noni International, Indonesia

PT Morinda Independent

Morinda Deutschland GMBH

By:	/s/ Gregory A. Gould
Name:	Gregory A. Gould

As Authorized Signatory of NABC, Inc.; PT Tahitian Noni International, Indonesia; PT Morinda Independent; Morinda Deutschland GMBH,
As Chief Financial Officer of the sole member of NABC Properties, LLC
As Chief Financial Officer of Morinda Holdings, Inc.
As Executive Manager of Morinda JAPAN GK

Tropical Resources, Inc.

Morinda Inc.

Morinda USA, Inc.

Morinda Access, Inc.

Morinda Worldwide, Inc

Morinda International Holding Co, Inc.

Morinda International Asia, Inc.

By:	/s/ Carl A. Aure
Name:	Carl A. Aure
Title:	Sr. VP, Finance & Taxation

Morinda Worldwide Mexico SRL

By:	/s/ Carl A. Aure
Name:	Carl A. Aure
Title:	Supervisory Officer

Morinda International Tahiti
Morinda Vietnam

By:	/s/ Carl A. Aure
Name:	Carl A. Aure
Title:	Legal Representative

Tahitian Noni Beverages (China) Ltd.

By:	/s/ Brent Willis
Name:	Brent Willis
Title:	General Director

Morinda Worldwide Peru S.R.L.

By:	/s/ Brent Willis
Name:	Brent Willis
Title:

HOLDERS AND AGENT SIGNATURE PAGE TO AMENDMENT

AGREEMENT DATED JANUARY 4, 2021

JGB Capital, LP

JGB Plymouth Rock, LLC

JGB Capital Offshore Ltd.

JGB Partners, LP

By:	/s/ Brett Cohen
Brett Cohen, President